MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
Post Office Box 8
St. Peters, Missouri USA 63376
Phone: 636-474-5000
Fax: 636-474-5158
www.memc.com

For Immediate Release

MEMC REDEEMS SENIOR NOTES DUE IN 2007

ANNOUNCES REVERSAL OF TAX VALUATION ALLOWANCES

St. Peters, MO, January 5, 2005 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that it has redeemed in full its outstanding senior subordinated secured notes for approximately $67.7 million. The cash payment was made on December 30, 2004, and extinguishes the 14% interest rate debt. The notes were originally due in November 2007. In order to redeem the notes, MEMC negotiated an amendment to the note indenture to allow for this early redemption without a premium. As a result of this amendment, the Company will recognize a non-operating debt extinguishment loss on a pretax basis of approximately $61.4 million in the 2004 fourth quarter.

The Company also announced it will record a reversal of tax valuation allowances against deferred tax assets in the fourth quarter of at least $46 million. This reversal will have a favorable impact on income tax expense to be recognized in the 2004 fourth quarter.

"We are pleased to have achieved strong positive cash flow in 2004 which allowed us to retire this high interest debt almost 3 years early. Our strong operating performance also provided the basis to reverse a portion of our valuation allowances against our deferred tax assets. We anticipate that this reversal combined with the debt extinguishment loss will have a net favorable impact on our 2004 fourth quarter net income," commented Nabeel Gareeb, MEMC's CEO.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek Director, Investor Relations 636-474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectations regarding the amount of the debt extinguishment loss on a pre-tax basis, the amount of the reversal of tax valuation allowances against deferred tax assets and the resulting impact on income tax expense and net income to be recognized by the Company in the 2004 fourth quarter. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of our assumptions regarding the tax treatment of the redemption of our senior subordinated notes and the debt extinguishment loss, the accuracy of our assumptions regarding the tax benefits to be realized from the debt extinguishment loss, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2003 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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